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                                             Exhibit 2.1











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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             COLORADO MEDTECH, INC.
                                   (ACQUIROR)

                                       AND

                           NOVEL BIOMEDICAL, INC. AND
                                 JONATHAN KAGAN
                                    (SELLERS)


                                December 10, 1996


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                                TABLE OF CONTENTS


1.   ACQUISITION AND TRANSFER OF STOCK . . . . . . . . . . . . . . . . . . .  1

2.   REPRESENTATIONS AND WARRANTIES OF SELLERS.. . . . . . . . . . . . . . .  3

3.   REPRESENTATIONS AND WARRANTIES OF ACQUIROR. . . . . . . . . . . . . . . 15

4.   OTHER COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . . . . 17

5.   CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 27

6.   TERMINATION AND ABANDONMENT.. . . . . . . . . . . . . . . . . . . . . . 31

7.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

8.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36




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EXHIBITS:

Exhibit 1      PURCHASE PRICE; SHAREHOLDER OWNERSHIP OF COMPANY SHARES

Exhibit 4.3    OPTION TERMINATION AGREEMENTS; WARRANT TERMINATION AGREEMENTS

Exhibit 4.7    ESCROW AGREEMENT

Exhibit 5.1.8  OPINION OF COUNSEL FOR SELLERS

Exhibit 5.2    EMPLOYMENT AGREEMENT

SCHEDULES:

Schedule 2     EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF SELLER

Schedule 2.3   EXCEPTIONS TO AFFILIATED ENTITIES

Schedule 2.4   CAPITALIZATION

Schedule 2.7   OFFICERS AND DIRECTORS

Schedule 2.11  EXCEPTIONS TO TAXES

Schedule 2.14  REAL ESTATE

Schedule 2.15  CONTRACTS

Schedule 2.16  EXCEPTIONS TO BUSINESS PROPERTY RIGHTS

Schedule 2.17  LICENSES, PERMITS AND AUTHORIZATIONS

Schedule 2.18  EXCEPTIONS TO BREACHES OR DEFAULTS

Schedule 2.19  EXCEPTIONS TO LABOR CONTROVERSIES

Schedule 2.20  EXCEPTIONS TO LITIGATION

Schedule 2.21  ENVIRONMENTAL MATTERS

Schedule 2.23  INSURANCE

Schedule 5.4   PREEMPTIVE RIGHTS


                                   -ii-

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                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), made as of this 10th day of December, 1996, by and among Colorado MEDtech, Inc., a Colorado corporation ("Acquiror") and Novel Biomedical, Inc. (the "Company") and Jonathan Kagan ("Kagan") (each a "Seller" and collectively the "Sellers"),

                                   WITNESSETH:

     WHEREAS, Acquiror wishes to acquire all the issued and outstanding stock of the Company; and

     WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions thereto;

     NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   ACQUISITION AND TRANSFER OF STOCK

          1.1 AGREEMENT TO PURCHASE AND SELL. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), Sellers shall sell, grant, convey, assign, transfer and deliver to Acquiror, and Acquiror shall purchase and acquire from Sellers, as a group, all of the issued and outstanding shares of capital stock of the Company (the "Company Shares"). The maximum number of Company Shares to be sold by Sellers hereunder is Eight Hundred Eighty-Four Thousand Eight Hundred Sixty-three (884,863) common shares, $.01 par value per share, plus any Company Shares issued pursuant to exercises of outstanding options or warrants prior to the Closing Date. At the Closing each Seller shall deliver to Acquiror certificates evidencing the shares owned by such Seller duly endorsed in blank or with stock powers duly executed by such Seller.

          1.2 PURCHASE PRICE. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Sellers contained herein, and in exchange for the Company Shares, Acquiror agrees to pay to Sellers One Million Three Hundred Eighty Thousand Three Hundred Eighty-six Dollars ($1,380,386) for all of the Company Shares issued and outstanding on the date hereof, plus One Dollar and Fifty-six Cents ($1.56) per share issued upon the exercise of options and warrants to purchase Company Shares between the date hereof and the Closing Date, PROVIDED, that Seventy Thousand (70,000) shares of Acquiror's Common Stock, no par value per share (the "Common Stock") shall be delivered to Jonathan Kagan ("Kagan") to reduce the amount of cash otherwise payable to Kagan for his Company Shares, at an agreed value per

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share of Acquiror's Common Stock equal to the average of the closing bid and asked prices of such Common Stock on the date of this Agreement (such shares of Common Stock are hereinafter collectively referred to as the "Shares", and, together with the cash payment for Company Shares, constitutes the "Purchase Price"). The Purchase Price shall be allocated to each of the Sellers in proportion to his or her pro rata ownership of the Company Shares as indicated on EXHIBIT 1.

          1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable on the Closing Date (i) by Acquiror depositing Fifteen Percent (15%) of the cash portion of the Purchase Price (the "Escrow Fund") with the Escrow Agent pursuant to the Escrow Agreement (as such terms are hereinafter defined); and (ii) by delivery to Sellers of the balance of the Purchase Price (including the 70,000 shares of Common Stock payable to Kagan) allocated among the Sellers as set forth in EXHIBIT 1.

          1.4 CLOSING. The closing of the purchase and sale of the Company Shares provided herein (the "Closing") will be at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado, commencing at
10:00 a.m., local time, on a regular business day selected by Acquiror and occurring not more than thirty days following the satisfaction or waiver of all the conditions set forth in Article V or at such other place or at such other date and time as Sellers and Acquiror may mutually agree (the "Closing Date"). The parties will use their best efforts to have the Closing occur by January 31, 1997, but in no event later than February 28, 1997. Regardless of the actual Closing Date, the Closing shall be treated as having been effective as of January 6, 1997. Acquiror shall give Sellers notice of the Closing Date at least seven business days in advance thereof.

          Notwithstanding the actual time when the Closing has been completed, the time of the Closing (the "Effective Time") shall be 5:00 p.m., Denver Time, on the Closing Date.

          1.5 RESTRICTION ON TRANSFER. The certificates representing shares of Acquiror Common Stock delivered to Kagan will bear a legend stating substantially as follows:

          "The securities represented hereby may not be offered, sold, or otherwise transferred, pledged or hypothecated unless registered under the Securities Act of 1933, as amended, or unless a transfer, pledge or hypothecation is in accordance with the provisions of Rule 144 under such act or otherwise exempt from the registration requirements of such act."

          Kagan will comply with the above restriction, provided, that he may comply with the minimum holding period provided by Rule 144 as it may be amended from time to time.

          1.6 REPLACEMENT OF OPTIONS. Options and Warrants of the Company, not to exceed 652,472 in the aggregate, may be exercised by the Company's shareholders prior to the Closing. Acquiror shall also make nonqualified stock options ("NQSOs") for up to


                                    -2-

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326,236 shares of Acquiror's Common Stock available to replace unexercised options or warrants of the Company (at the rate of two options or warrants, as the case may be, for shares of the Company for one option of Acquiror). For a period of two (2) years after the Closing Date, shares underlying such options shall have piggyback registration rights to the extent permitted by any form of registration which Acquiror undertakes and on which such options can be registered. New NQSOs of Acquiror shall be priced at the average of the bid and asked prices of Acquiror's Common Stock on the date of this Agreement. The NQSOs will be exercisable for five (5) years after the Closing Date and shall vest as follows:

                1.6.1. Unexercised warrants issued and outstanding as of the Closing Date to purchase Company Shares (other than warrants held by Kagan) shall be replaced with NQSOs which shall vest immediately.

                1.6.2. All other options, and all options and warrants held by Kagan as of the Closing Date shall vest one-third on the first, second and third anniversaries of the Closing Date. If the shares underlying such options remain unregistered as of the second anniversary of the Closing Date, the Company agrees to use its best efforts to register the shares underlying such options in a timely fashion, provided, that such registration can be accomplished on a Form S-8 registration statement.

     2.   REPRESENTATIONS AND WARRANTIES OF SELLERS.  Except as set forth on
SCHEDULE 2 or as otherwise excepted to the extent provided herein, Kagan and the Company, jointly and severally, represent and warrant to Acquiror, as of the date hereof and as of the Closing Date, as follows:

          2.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. The Company is not, and is not required to be, licensed or qualified to do business as a foreign corporation in any other state. The Company has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Company is a party or is subject, and the Company is not in material violation of any laws, ordinances, governmental rules or regulations to which it is subject. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. The Company has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

          2.2 VALIDITY AND EFFECT OF AGREEMENTS. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Sellers enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other


                                    -3-

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similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party (except as set forth in Section 5.1 of this Agreement), (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of, any order, judgement, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Sellers or the Company is a party or by which any of them is bound, or violate or conflict with any provision of the by-laws or articles/ certificate of incorporation of the Company as amended to the date of this Agreement.

          2.3 AFFILIATED ENTITIES. Except as set forth in SCHEDULE 2.3 hereof, the Sellers do not own, directly or indirectly, an interest in any corporation, business trust, joint stock company, partnership or other business organization or association relating to the business operations of the Company. The Company does not own any equity securities, or rights to acquire the equity securities, of any corporation, business trust, joint stock company, partnership or other business organization or association; and, the Company does not control, through voting stock, board of director seats or any other means, any other corporation, partnership or other entity. The affiliated entities set forth in SCHEDULE 2.3 hereof are hereinafter referred to collectively as the "Affiliates". As used in this Article 2 (other than Sections 2.4, 2.8 and 2.12 hereof), each reference to the "Company" shall include each Affiliate.

          2.4   CAPITALIZATION.

                (a) The Company has authorized capital stock consisting solely of 2,500,000 shares of common stock, $.01 par value per share, of which 884,863 shares and no more are presently issued and outstanding. Except as set forth in
SCHEDULE 2.4 and for rights granted pursuant to this Agreement, there are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require the Company to sell or issue, or the Sellers to sell or acquire, any capital stock, other securities or commitments convertible into capital stock or other securities of the Company.

                (b) All of the issued and outstanding shares of Common Stock of the Company are, and all shares of Common Stock of the Company that may be issued upon exercise of Options will be (against proper payment therefor), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All preemptive rights and provisions restricting transfer of shares of the Company contained in the Articles of


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Incorporation or Bylaws of the Company are as set forth in SCHEDULE 5.4 and have been waived by the applicable shareholders of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of Common Stock of the Company. All of the issued and outstanding shares of Common Stock of the Company were issued in compliance with applicable federal and state securities laws.

                (c) Upon transfer of the Company Shares by Sellers, Acquiror will, as a result, receive good and marketable title to all of the Company Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims.

          2.5 JURISDICTIONS. The state of Minnesota is the only jurisdiction in which the Company is presently licensed or qualified to do business. The Company has complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. The Company has not been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted, has not had its license or qualifications to conduct business in any jurisdiction revoked or suspended, and has not been involved in any proceeding to revoke or suspend a license or qualification.

          2.6 RECORDS. The corporate minute books of the Company to be delivered to Acquiror at the Closing shall contain true and complete copies of the Articles of Incorporation, as amended to the Closing Date, by-laws, as amended to the Closing Date, and the minutes of all meetings of directors and shareholders and instruments reflecting all actions taken by the directors or shareholders without a meeting, from the date of incorporation of the Company to the Closing Date.

          2.7 OFFICERS AND DIRECTORS; BANK ACCOUNTS; POWERS OF ATTORNEY. The officers and directors of the Company are as set forth in SCHEDULE 2.7.
SCHEDULE 2.7 also sets forth (i) the name of each bank, savings institution or other person with which the Company has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

          2.8 FINANCIAL STATEMENTS. Sellers have furnished to Acquiror financial statements of the Company, including balance sheets as of December 31, 1995 and 1994, including the notes thereto, audited by Arthur Andersen & Co., and statements of operations, of changes in shareholders' equity and of cash flow as of and for the year ended December 31, 1995, including the notes thereto, audited by Arthur Andersen & Co.

          The financial statements described above are hereinafter referred to as to "Pre-Signing Financial Statements". The Pre-Signing Financial Statements (and after delivery


                                    -5-

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thereof, the Post-Signing Financial Statements, as defined in Section 4.2)
fully and fairly set forth the financial condition of the Company as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as otherwise stated herein and in the related reports of independent accountants, copies of which are attached.

          2.9 UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Pre-Signing Financial Statements except
(i) those arising after the date of the December 31, 1995, audited balance sheet which were incurred in the ordinary course of business, consistent with past custom and practice (including with respect to frequency and amount) and none of which, individually or in the aggregate, is materially adverse, and
(ii) as and to the extent specifically described in the Schedules hereto.

          2.10 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE DECEMBER 31, 1995. Since December 31, 1995, the Company has not:

                2.10.1 incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

                2.10.2 discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

                2.10.3 mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

                2.10.4 transferred, leased or otherwise disposed of any of its assets or properties except for fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

                2.10.5 cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

                2.10.6   waived or released any rights of material value;


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                2.10.7   except pursuant to those contracts listed on
SCHEDULES 2.14 AND 2.15 hereto, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

                2.10.8 made or granted any wage or salary increase applicable to any group or classification of employees generally or to any officer of the Company, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Company;

                2.10.9 entered into any transaction, contract or commitment, except (i) contracts listed on SCHEDULES 2.14 AND 2.15 hereto and (ii) this Agreement and the transactions contemplated hereby;


                2.10.10 suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business; or

                2.10.11 declared any dividends or bonuses, or authorized or effected any amendment or restatement of the articles of incorporation or by-laws of the Company or taken any steps looking toward the dissolution or liquidation of the Company.

          2.11  TAXES.  With respect to Taxes (as defined below):

                2.11.1 The Company has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state or local laws by the Company, and all such Returns are true, correct and complete in all respects or has timely filed for an extension of the required filing period.

                2.11.2 Except as set forth on SCHEDULE 2.11, the Company has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes that are due and payable.

                2.11.3 By December 31, 1996, the Company will have established (and until the Effective Time will establish) on its books and records (including the Closing Balance Sheet) reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all Taxes accrued through the Effective Time that are not yet due and payable.

                2.11.4 There are no liens for Taxes upon the assets of the Company except liens for Taxes not yet due.


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                2.11.5   The Company has not filed (and will not file prior to
the Effective Time) any consent agreement under Section 341(f) of the Code and none of the assets of the Company are subject to an election under
Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                2.11.6 Except as set forth in SCHEDULE 2.11 (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations provided by Section 6501(a) of the Code for the assessment of federal income taxes has expired for all federal income tax returns of the Company or such returns have been examined by the Internal Revenue Service for all periods through December 31, 1995; (ii) the base or primary statute of limitations for the assessment of state and local income taxes (for purposes other than fraudulent conduct or willful failure to file) has expired for all applicable Returns of the Company or such Returns have been examined by the appropriate tax authorities for all periods through December 31, 1995; (iii) no deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.
No examination or audit of any Returns of the Company by any governmental entity is currently in progress or, to the knowledge of the Company or the Sellers, threatened or contemplated.

                2.11.7 There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by the Company.

                2.11.8 Except as set forth on SCHEDULE 2.11, which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question,
(A) No federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns; (B) no deficiency or adjustment has been proposed, asserted or assessed by any taxing authority against the Company; (C) the Sellers do not reasonably expect any taxing authority to claim or assess any additional amount of Taxes against the Company; and (D) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

                2.11.9 The Company is not a party to any tax-sharing or allocation agreement, nor does the Company owe any amount under any tax-sharing or allocation agreement.

                2.11.10 The Company has never been a member of an affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign law.

                2.11.11 The Company has not made any payments, and is not and will not become obligated (under any contract entered into before the Closing
Date) to make any payments that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law).

                2.11.12 The Company has complied (and until the Effective Time will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code) and has, within the time and in the manner prescribed by law, withheld from employees wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                2.11.13 The Company has not been a "target" or "target affiliate" as the result of an election or deemed election under Section 338 of the Code.

                2.11.14 For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Company.

                2.11.15 Copies of all Returns, examinations, reports and statements of deficiencies assessed against or agreed to by any of the Company for any and all taxable periods with respect to which the statute of limitations for the collection of any Tax has not expired have been made available for inspection by Acquiror.

                2.11.16 The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, or (D) any prepaid amount received on or prior to the Closing Date.

                2.11.17 SCHEDULE 2.11 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Returns.

          2.12 TITLE TO PROPERTY AND ASSETS. The Company has good and marketable title to all of the properties and assets used by it in the conduct of its business (including, without limitation, the properties and assets reflected in the balance sheets included in the Pre-Signing Financial Statements except any thereof since disposed of for value in the ordinary course of business) and none of such properties or assets is, except as disclosed in the Pre-Signing Financial Statements or the Schedules hereto, subject to security interests, mortgages, encumbrances, liens or charges of any kind or character.

          2.13 CONDITION OF PERSONAL PROPERTY. All tangible personal property, equipment, fixtures and inventories included within the assets of the Company or required to be used in the ordinary course of business are in good, merchantable or in reasonably repairable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are used. No value in excess of applicable reserves has been given to any inventories; and equipment, including equipment leased to others, is well maintained in good operating condition. The Company maintains inventories which are adequate (as to quantities, model mix and features) for its level of business.

          2.14  REAL ESTATE.

                (a) SCHEDULE 2.14 contains a list of all real property owned by the Company or in which the Company has a leasehold or other interest (including leases for antennas or transmitter locations and sales office leases) and of any lien, charge or encumbrance thereupon. Such Schedule also contains a substantially accurate description identifying all such real property and the significant rental terms (including rents, termination dates and renewal conditions). The improvements upon such properties and use thereof by the Company conforms to all applicable lease restrictions, zoning and other local ordinances.

                (b) Each lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing in accordance with the terms thereof as in effect prior to the Closing. Neither the Company nor, to the Company's or any Seller's knowledge, any other party to any lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder.

                (c) There are no disputes, oral agreements or forbearance programs in effect as to any lease or sublease. No consent is required by the terms of any such lease or, to the Company's or any Seller's knowledge, by any holder of a superior security interest in connection with the transactions contemplated by this Agreement.

          2.15 LIST OF CONTRACTS AND OTHER DATA. SCHEDULE 2.15 sets forth the following:

                2.15.1 (i) all computer software, patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of the Company's business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by the Company and which are reasonably necessary to, or used in connection with, the business of the Company, and
(ii) all licenses granted by or to the Company and all other agreements to which the Company is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of the Company which are reasonably necessary to, or used in connection with, the business of the Company;

                2.15.2 all reseller agreements, agency agreements, sales agent agreements and other distribution agreements (including descriptions of oral or informal distribution arrangements) pursuant to which the Company offers, markets, sells or otherwise provides products or services to its customers;

                2.15.3 all employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company;

                2.15.4 any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

                2.15.5 any written arrangement (or group of related written arrangements) for the purchase by the Company of raw materials, commodities, supplies, products or other personal property or for the receipt of services which involve more than $10,000 or are not entered into in the ordinary course of business;

                2.15.6 any written arrangement establishing a partnership or joint venture;

                2.15.7 any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or amy create, incur, assume, or guarantee) indebtedness for borrowed money or leased property (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its material assets, tangible or intangible;

                2.15.8 any written arrangement concerning confidentiality or noncompetition;

                2.15.9 any written arrangement involving any of the Sellers or their Affiliates;

                2.15.10 any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company;

                2.15.11 any other written arrangement (or group of related written arrangements) either involving more than $10,000 or not entered into in the ordinary course of business.

                2.15.12 all contracts, understandings and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in Sections 2.15.1 or
2.15.2 above or in SCHEDULE 2.15 hereof; and

                2.15.13 the names and current annual compensation rates of all employees of the Company.

                True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in SCHEDULE 2.15 have been provided or made available to Acquiror.

                With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect following the Closing in accordance with the terms thereof as in effect prior to the Closing; and
(iii) the Company is not, and to the Company's or any Seller's knowledge, no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in
SCHEDULE 2.15 under the terms of this Section 2.15.

          2.16  BUSINESS PROPERTY RIGHTS.  The property referred to in
Section 2.15.1 above, together with (i) all designs, methods, inventions and know-how related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by the Company which have not been registered (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by the Company and which are reasonably necessary to, or used in the conduct of the business of the Company. Each item of Business Property Rights owned by or used in the operation of the business of the Company at any time during the period covered by the Financial Statements will be owned or available for use by Acquiror on identical terms and conditions immediately following the Closing. The computer software and all related designs, methods, inventions and know-how constitute trade secrets of the Company within the meaning of all applicable laws, and the Company has taken all necessary steps required by law to protect these trade secrets as such. The Company has taken reasonable steps to own and protect, and the Company owns or has valid rights to use, all such Business Property Rights without conflict with the rights of others, except to the extent set forth in SCHEDULE 2.16 hereto. Except as set forth in SCHEDULE 2.20 hereto, no person or entity has made or, to the knowledge of Sellers or the Company, threatened to make any claims that the operation of the business of the Company is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third party. To the knowledge of Sellers or the Company, no third party is in violation of or is infringing upon any Business Property Rights. No other person or entity has any rights to any of the Business Property Rights owned or used by the Company (except pursuant to agreements or licenses specified in SCHEDULES 2.14 OR 2.15).

          2.17  LICENSES, PERMITS AND OTHER GOVERNMENTAL AUTHORIZATIONS.
SCHEDULE 2.18 is a true and complete list of the licenses, permits and other governmental authorizations issued to the Company by any federal, state or local regulatory authority which has jurisdiction over the Company, together with applications for additional licenses which are in preparation and applications that have been filed with any regulatory authority. All such licenses and permits are in use and the Company is operating legally and in full conformity with all applicable laws and regulations. SCHEDULE 2.17 is a true and complete list of all licenses, permits and authorizations which are required for the lawful conduct of the Company's business as presently conducted.

          Except as listed in SCHEDULE 2.17, no authorization, consent, permit or license or approval of, or declaration, registration or filing with, any governmental or regulatory authority or agency is necessary for execution and delivery by Sellers of this Agreement and other documents executed or required to be executed by Sellers in connection with this Agreement and the consummation by Sellers and the Company of the transactions contemplated by this Agreement.

          2.18  NO BREACH OR DEFAULT.  Except to the extent set forth in
SCHEDULE 2.18, the Company is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. Sellers have no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

          2.19 LABOR CONTROVERSIES. The Company is not a party to any collective bargaining agreement. Except to the extent set forth in SCHEDULE 2.19, there are not any controversies between the Company and any of its employees which might reasonably be expected to affect materially and adversely the conduct of its business, or any unfair labor practice proceedings pending or threatened relating to its business, and there are not any organization efforts presently being made or threatened involving any of the Company's employees.
The Company has not received notice of any claim that the Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          2.20 LITIGATION. Except as set forth in SCHEDULE 2.20, there are no actions, suits or proceedings with respect to the Company involving claims by or against Sellers or the Company which are pending or threatened against Sellers or the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in SCHEDULE 2.20, no basis for any action, suit or proceeding exists, and there are no writs, judgments, injunctions or decrees of any court or governmental agency with respect to which Sellers or the Company have been named or to which Sellers or the Company are a party, which apply, in whole or in part, to the business of the Company or to any of the assets or properties of the Company or the Company Shares or which would result in any material adverse change in the business, financial condition or prospects of the Company.

          2.21  ENVIRONMENTAL MATTERS.

                2.21.1 Except as set forth in SCHEDULE 2.21, the Company has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business operations under applicable laws and regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                2.21.2 Except as set forth in SCHEDULE 2.21, the Company is in full compliance in the conduct of its business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                2.21.3 Except as set forth in SCHEDULE 2.21, the Company is not aware of, nor has the Company received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                2.21.4 Except as set forth in SCHEDULE 2.21, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Company in connection with the conduct of its business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                2.21.5 To the best of the Sellers' knowledge, no property now owned by the Company, and no property formerly owned by the Company, has any pollutants, contaminants, industrial toxic or hazardous substances deposited or stored in any buildings therein, on the surface of the land or below the surface.

                2.21.6 SCHEDULE 2.21 lists all discharges or release of pollutants, contaminants, industrial toxic or hazardous substances into the air, water, soil or otherwise into the environment caused in whole or in part by the Company. SCHEDULE 2.21 lists all environmental reports, investigations, surveys and inquiries conducted by or on behalf of the Company or by any other person or governmental agency in respect of property now or at any time previously owned by the Company, each of which has been made available to Acquiror.

          2.22 NO BROKERS. Neither Sellers nor the Company has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquiror or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and neither Sellers nor the Company is aware of any claim or basis for any claim for payment of any finder's fees, brokers or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          2.23 INSURANCE. The assets, properties and operations of the Company are insured under various policies of general liability and other forms of insurance, all of which are described in SCHEDULE 2.23, which discloses for each policy held during the last five years the period of coverage, the risks of insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All policies described on SCHEDULE 2.23 as current policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such current policies are in amounts which are adequate in relation to the business and assets of the Company and all premiums to date have been paid in full. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. SCHEDULE 2.23 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of the Company.

          2.24 NO MISREPRESENTATION OR OMISSION. No representation or warranty by Sellers in this Article II or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Sellers pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Acquiror with accurate information as to the Company.

     3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Company and Kagan as follows:

     3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Acquiror is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Acquiror has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Acquiror is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Acquiror is a party or is subject, and Acquiror is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Acquiror has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

          3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Acquiror, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Acquiror enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

          3.3 CAPITALIZATION. The authorized capital stock of Acquiror consists of 25,000,000 shares of Common Stock, no par value, and 5,000,000 shares of undesignated Preferred Stock, no par value. As of the date hereof, 6,924,544 shares of Common Stock are duly and validly issued and outstanding and fully paid and non-assessable, and no shares of undesignated Preferred Stock are issued and outstanding. The Shares, upon issuance and delivery and payment therefor as contemplated herein, will be duly authorized, validly issued, fully paid and non-assessable. There are no pre-emptive rights or other rights to subscribe for or to purchase, or any restrictions on the voting or transfer of, the Shares pursuant to Acquiror's Certificate of Incorporation, by-laws or other governing documents or any agreement or other instrument to which Acquiror or any of its subsidiaries is a party or by which any of them is bound except for outstanding options and warrants to purchase an aggregate of 5,708,807 shares of Common Stock. All of the outstanding shares of capital stock of each subsidiary of Acquiror are owned directly or indirectly by Acquiror, free and clear of any lien or encumbrance except pursuant to Acquiror's bank line of credit
(the "Credit Agreement").

     4.   OTHER COVENANTS AND AGREEMENTS.

          4.1 REGULATORY CONSENTS. Acquiror shall, and Sellers shall cause the Company to, proceed diligently to prepare and file within thirty (30) days after the date hereof any applications required to obtain the consent of any applicable regulatory agency (the "Regulatory Consents") and, thereafter, cooperate with each other and use their best, diligent and good faith efforts to obtain the Regulatory Consents.

          4.2   ADDITIONAL FINANCIAL STATEMENTS.

                4.2.1 Promptly after the date hereof Sellers shall cause the Company, at Acquiror's expense, to engage certified public accountants to audit the balance sheet of the Company as of December 31, 1996 in accordance with GAAP consistently applied, except as otherwise stated herein and in the related
reports of such independent accountants.   An unaudited balance sheet as of
December 31, 1996, shall be delivered to Acquiror on or before the Closing Date, and shall be subject to audit, to be completed by February 15, 1997.

                4.2.2 After the date hereof, the Sellers shall cause the Company to deliver to Acquiror monthly and quarterly financial statements of the Company, prepared in the ordinary course of the Company's business, but in no event shall any such monthly or quarterly statements be delivered later than thirty or forty-five days, respectively, after the end of the applicable period. Such financial statements shall include a balance sheet, statement of operations and statement of cash flow as of the periods then ended, shall be prepared on a basis consistent with the Pre-Signing Financial Statements and shall fairly and fully set forth the financial condition of the Company as of the dates indicated, and the results of its operations for the periods indicated, in accordance with GAAP consistently applied, except as otherwise stated therein.

                4.2.3    The financial statements delivered pursuant to this
Section 4.2 are hereinafter referred to as the "Post-Signing Financial Statements".

          The Pre-Signing Financial Statements, the audited balance sheet as of December 31, 1996, and the unaudited results of operations and statement of cash flows for the twelve months ended December 31, 1996, and the Post-Signing Financial Statements are herein referred to as the "Financial Statements".

          4.3 OPTIONS. On or prior to the Closing, Sellers and the Company shall obtain the agreement ("Option Termination Agreements"), in substantially the form attached hereto as EXHIBIT 4.3, of each of the holders ("Optionholders") of outstanding options ("Options") to purchase Company Common Stock listed in SCHEDULE 2.4, to the termination of the Options held by such Optionholder upon the Closing in consideration for the receipt, promptly following the Effective Time, the number of non-qualified stock options referred to in paragraph 1.6.

          4.4   POST-CLOSING ADJUSTMENTS.

                4.4.1 For the purposes of this Agreement, the "Net Book Value" shall be the amount by which the aggregate book amount of the total assets of the Company (excluding any value attributable to shares of MicroTherapeutics, Inc., or Endocardial Solutions, Inc., held by the Company) at the Effective Time, as determined in accordance with this Section 4.4.1 and as shown on the Closing Balance Sheet (as hereinafter defined in Section 4.4.2) exceeds the aggregate book amount of the total liabilities of the Company at the Effective Time, as determined in accordance with this Section 4.4.1 and as shown on the Closing Balance Sheet.

                4.4.2 The Net Book Value shall be determined in U.S. Dollars from statements of total assets and total liabilities of the Company as of the Effective Time (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by the Company and, if required by Acquiror, audited by Arthur Andersen & Co. The inventory of the Company shall be determined pursuant to a physical count, or such other procedures as may be determined by the Acquiror and Arthur Andersen & Co.

                4.4.3 The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with those applied in the preparation of the Financial Statements (as defined in Section 4.2.3 hereof), to the extent that the principles applied in the preparation thereof were in accordance with GAAP, and auditing procedures will be carried out in accordance with generally accepted auditing standards or as Acquiror and Sellers have otherwise herein agreed.

                4.4.4 The parties shall cooperate in the preparation thereof, and shall use their respective best efforts to cause their respective accountants to make available to each other their respective work papers with respect to the Closing Balance Sheet. The Closing Balance Sheet shall contain the draft opinion of Arthur Andersen & Co., addressed to Acquiror and Sellers, which shall be unqualified.

                4.4.5 Sellers shall use their best efforts to cause the Closing Balance Sheet to be delivered to Acquiror no later than 75 days next following the Effective Time.

                4.4.6 Acquiror shall have forty-five (45) days after receipt by it of the Closing Balance Sheet (the "Dispute Period") to dispute any of the elements of the Closing Balance Sheet (a "Dispute"). If Acquiror does not give written notice of a Dispute (a "Dispute Notice") to Sellers within the Dispute Period, such Closing Balance Sheet shall be deemed to have been accepted by Acquiror in the form in which it was delivered by Sellers and shall be final and binding upon the parties in the absence of fraud or manifest error. In the event Acquiror does not agree with any amount or element reflected on the Closing Balance Sheet, Acquiror may give Sellers a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees, and Sellers shall, within thirty (30) days after receipt by Sellers of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the final content of such Closing Balance Sheet. In the event that the Sellers and Acquiror are unable to resolve any such Dispute within such thirty (30) day period, then the certified public accounting firm of Arthur Andersen & Co. (the "Arbitrating Accountant") shall be employed as arbitrator hereunder to settle such Dispute as soon as practicable. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents and facilities necessary to perform its functions as arbitrator. The Arbitrating Accountant's function shall be to conform the Closing Balance Sheet to the standards required by the terms and provisions of this Section 4.4. The Arbitrating Accountant's determination with respect to any Dispute shall be final and binding upon the parties hereto. Sellers and Acquiror shall each pay one-half of the fees and expenses of the Arbitrating Accountant. Following the resolution of any Disputes, the Closing Balance Sheet shall be revised to reflect such resolution. Following such resolution, or, if there are no Disputes, following the expiration of the Dispute Period, Sellers shall cause the Closing Balance sheet, containing the signed unqualified opinion of Arthur Andersen & Co., to be issued and delivered to Acquiror.

                4.4.7 If the Net Book Value is less than $270,000.00, then Acquiror shall, as soon as is practicable after the delivery in final form to Acquiror of the Closing Balance Sheet in accordance with this Section 4.4.7, make a written demand on Sellers for the amount by which $270,000.00 exceeds the Net Book Value and such amount shall be paid by Sellers to Acquiror by way of a release to Acquiror of cash in accordance with those terms of the Escrow Agreement applicable to this
Section 4.4.7, and any balance of such amount (without any interest thereon) still owing under this Section 4.4.7 after the release of such cash shall be paid by Sellers to Acquiror (subject to the overall liability limitations set forth elsewhere in this Agreement) by wire transfer of immediately available funds within three business days after the release of such cash.

                4.4.8    Sellers' obligation to make payments pursuant to this
Section 4.4 is independent of, and in addition to, the indemnity obligations set forth in Article VII of this Agreement, and will not in any way be subject to the limitations referred to in Section 7.4 hereof.

          4.5   TAXES AND EXPENSES.

                4.5.1 Sellers hereby covenant and agree to assume and pay all Taxes imposed by law on them on the transfer to Acquiror of the Company Shares hereunder. Except as otherwise specifically provided for in this Agreement, Sellers shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by Sellers in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Sellers, including legal and accounting fees. In no event shall any of such Taxes, costs, liabilities or other obligations be paid by or incurred on behalf of the Company.

                4.5.2 Except as otherwise specifically provided for in this Agreement, Acquiror will assume and pay all costs, liabilities and other obligations incurred by Acquiror in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Acquiror, including legal and accounting fees.

          4.6   PROPRIETARY INFORMATION.

                4.6.1 Seller will not disclose to any person after the Closing Date any confidential information related to the Company, including its customers' names, methods of distribution, coverage characteristics or business plans.

                4.6.2 The term of the covenants contained in Section 4.6.1 hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Sellers of Section 4.6.1 hereof and ending upon final adjudication (including appeals) of such action.

                4.6.3 If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 4.6.1 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 4.6.1 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Acquiror or the Company, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

                4.6.4 Each Seller covenants and represents that he has no interest in, or claim to, any of the procedures, written technical data, customer lists, computer software and related documentation, patents, copyrights, formulas, methods, practices, statistics, trade secrets, trademarks, service marks or trade names relating to any processes or procedures used by the Company, or related to their business or operations or in the current possession of the Company, and all knowledge or information of a confidential nature acquired at or before the Closing Date with respect to the business and operations of the Company will be held in confidence by such Seller and will not be disclosed or made public or, except for the benefit of Acquiror or the Company, made use of, by or through such Seller, directly or indirectly.

                4.6.5 Each Seller acknowledges that a breach of Section 4.6.1 hereof would cause irreparable damage to Acquiror, and in the event of such Seller's actual or threatened breach of the provisions of Section 4.6.1 hereof, Acquiror shall be entitled to a temporary restraining order and an injunction restraining such Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Acquiror from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from such Seller. Each Seller acknowledges that the restrictions set forth in this Agreement are reasonable in scope and duration, given the nature of the business of Acquiror.

          4.7   Escrow.

                4.7.1 The performance by Sellers of their covenants, agreements, indemnities and obligations under this Agreement shall be secured by the Escrow Fund to be held and disposed of by Chrisman, Bynum & Johnson, P.C. (the "Escrow Agent") pursuant to an Escrow Agreement in the form set forth as
EXHIBIT 4.7 hereto (the "Escrow Agreement") which shall be executed and delivered by Sellers, Acquiror and the Escrow Agent at the Closing.

                4.7.2 In the event that Sellers fail to make payment, if any, referred to in Section 4.4 hereof directly to Acquiror within ten days following receipt of the notice provided for in Section 4.4.7 hereof, Acquiror shall, after expiration of such ten-day period, be entitled to receive immediately from the Escrow Fund an amount equal to such payment. Sellers' obligation to make the payment referred to in Section 4.4.7 shall not be affected by any termination, continuation or depletion of the Escrow Deposit.

                4.7.3 In the event that Sellers have not performed or are not performing their obligations under this Agreement (other than Sellers' obligations under Section 4.4.7 hereof), or in the event that the failure of any representation, warranty or covenant made by Sellers to Acquiror in accordance with this Agreement results in any damage or loss to Acquiror or the Company for which Acquiror or the Company would be entitled to recover under this Agreement, Acquiror shall give written notice of same to Sellers and shall forward a copy of such notice to the Escrow Agent. If Sellers have not corrected or remedied such failure of performance, representation, warranty or covenant within 30 days following receipt of such notice, then Sellers acknowledge that Acquiror shall be entitled to receive immediately from the Escrow Fund an amount equal to the value of such claim of obligation, damage or loss.

                4.7.4 Provided no dispute then exists as to any claim by Acquiror of all or a portion of the Escrow Fund and after giving effect to any additional payments in satisfaction of Sellers' representations, warranties, covenants and obligations under this Agreement, one-third (1/3) of the Escrow Fund will be released to Sellers on or before six months after the Closing Date. Thereafter, provided no dispute then exists as to any claim by Acquiror of all or a portion of the Escrow Fund and after giving effect to any additional payments in satisfaction of Sellers' representations, warranties, covenants and obligations under this Agreement, the remaining Escrow Fund will be released to Sellers on or before the first anniversary of the Closing Date, and the Escrow Agreement shall thereupon terminate. To the extent a dispute does exist as to a claim or claims on either of the foregoing dates, an amount equal to the amount of such claim or claims will be withheld from such remaining Escrow Fund and will continue to be held in accordance with the provisions of the Escrow Agreement until such claim or claims have been fully resolved. Sellers' obligations under this Agreement shall not be affected by any termination of the Escrow Agreement.

          4.8   TRANSACTION RESTRICTIONS.

                4.8.1 Acquiror will offer and issue Acquiror Common Stock to Kagan without registration under the Securities Act of 1993, as amended
(the "Securities Act"), by reason of exemption from the registration requirements set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

                4.8.2 Kagan represents and warrants to Acquiror that he is acquiring Acquiror Common Stock, for his own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act and he has no present intention of selling, granting participating in or otherwise distribution the same unless and until a Registration Statement (as hereinafter defined) shall become effective.

                4.8.3 Kagan understands that (i) the shares of Acquiror Common Stock have not been registered under the Securities Act, by reason of their issuance by Acquiror in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") which exemption depends, among other things, upon the bona fide nature of the Seller's investment intent as expressed herein and (ii) Acquiror Common Stock to be acquired by such Seller must be held by such Seller indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

                4.8.4 Kagan further understands that the exemption from registration afforded by Rule 144 and Rule 144A (the provisions of which are known to such Seller) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 or Rule 144A may only afford the basis for sales only in limited amounts.

          4.9 MISCELLANEOUS AGREEMENTS PENDING CLOSING. Sellers agree that, pending the Closing, and except as otherwise agreed by Acquiror:

                4.9.1 BUSINESS IN ORDINARY COURSE. The business of the Company shall be conducted solely in the ordinary course in accordance with past practice. Sellers shall use their best efforts to maintain and service the Company's business, and to keep available the services of present employees and agents and maintain existing business relationships, insurance and licenses. Without limiting the generality of the foregoing, prior to the Closing Date, the Company shall not, without the written consent of Acquiror:

                    (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options;

                    (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or redeem, purchase or otherwise acquire any securities of the Company;

                    (c) create, incur or assume any debt for borrowed money or any obligations in respect of capital leases not currently outstanding, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or make any loans, advances (other than to employees for travel expenses incurred in the ordinary course of business) or capital contributions to, or investments in, any other person or entity;

                    (d) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement of the type described in
Section 2.15.3 or increase in any manner the compensation or fringe benefits of its directors, officers or employees (except for hiring in the ordinary course of business and ordinary course periodic employee review and compensation adjustment procedures), generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing employee benefit plan;

                    (e) acquire, sell, lease, encumber or dispose of any shares (other than to the extent provided herein) of other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof or any assets, other than purchases and sales of assets in the ordinary course of business;

                    (f)  amend its charter or By-laws;

                    (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                    (h) discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business, except that the Company may pay the invoices of the Company's legal, accounting and financial advisors in connection with the transactions contemplated by this Agreement up to an aggregate of $37,500;

                    (i) mortgage or pledge any of its property or assets or subject any such assets to any security interest;

                    (j) sell, assign, transfer or license any Business Property Rights, other than in the ordinary course of business;

                    (k) enter into, amend, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                    (l) make or commit to make any capital expenditure in excess of $10,000 per item or $100,000 in the aggregate;

                    (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of [the Company or] the Stockholders set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing not being satisfied;

                    (n) take any action that would jeopardize the treatment of the transaction contemplated hereby as a "reorganization" as defined in
Section 368(a) of the Code;

                    (o) introduce any new product line or attempt to enter into any new geographic market;

                    (p)  hire any new employee without the consent of Acquiror;
or

                    (q) agree in writing or otherwise to take any of the foregoing actions.

                4.9.2 UPDATE SCHEDULES. Sellers shall promptly disclose to Acquiror any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, becomes incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Article IV hereof, unless Acquiror shall have consented thereto in writing.

                4.9.3 NOTICE OF BREACHES. The Company and the Sellers shall promptly deliver to Acquiror written notice of any event or development subsequent to the date of this Agreement known to the Company or any Seller that would (i) render any statement, representation or warranty of the Company or the Sellers in this Agreement (including the disclosure schedules) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Company or the Sellers of, or a failure by the Company or the Sellers to comply with, any agreement or covenant in this Agreement applicable to such party. Acquiror shall promptly deliver to the Company and the Sellers written notice of any event or development subsequent to the date of this Agreement that would (i) render any statement, representation or warranty of Acquiror in this Agreement inaccurate or incomplete in any material respect, or (iii) constitute or result in a breach by Acquiror of, or a failure by Acquiror to comply with, any agreement or covenant in this Agreement applicable to such party.

                4.9.4 BEST EFFORTS. Sellers shall cooperate with Acquiror and use their best efforts to cause all of the conditions to the obligations of the parties under this Agreement to be satisfied on or prior to the Closing Date.

                4.9.5 SALE OF ASSETS/COMPANY SHARES; NEGOTIATIONS. Sellers shall not, directly or indirectly, sell or encumber all or any part of the Company Shares or the assets of the Company (other than as reflected on the September 30, 1996 balance sheet), or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Sellers shall not provide any confidential information concerning the Company or its properties or assets to any third party other than in the ordinary course of business.

                4.9.6 ACCESS. Sellers shall give to Acquiror's officers, employees, counsel, accountants and other representatives free and full access to, and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Company and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Company as Acquiror shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations. Sellers shall furnish to Acquiror all such documents and copies of documents and records and information with respect to the affairs of the Company and copies of any working papers relating thereto as Acquiror shall from time to time reasonably request.

                4.9.7 DISCLOSURE. Except as required by applicable law, Sellers shall not disclose to third parties (other than to their advisers, the Company's lenders and others who have a need to know of the pending transaction for purposes of the Closing, who shall agree to be bound by this provision) any information about, or issue any public statement or press release concerning, this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Acquiror. These provisions are in addition to and not in lieu of the nondisclosure obligations in the agreement between the parties dated September 15, 1995.

                Sellers and Acquiror shall coordinate disclosure of the transactions contemplated by this Agreement to employees of the Company.

                4.9.8 STANDSTILL. Until the first to occur of the Closing Date or ninety (90) days after the date of this Agreement, the Sellers agree that they will not enter into or continue any discussions or agreements with any third party concerning the sale of any interest in the Company.

                4.9.9 LIFE INSURANCE. Kagan will cooperate to the extent desired by Acquiror in the application, at Acquiror's expense, for life insurance on Kagan, to be owned and for the sole benefit of Acquiror or the Company, in the amount of $2,000,000. Acquiror may require that such insurance be issued as a condition to closing.

          4.10 AGREEMENTS OF ACQUIROR PENDING THE CLOSING. Acquiror covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Sellers:

                4.10.1 BEST EFFORTS. Acquiror shall cooperate with Sellers and use its best efforts to cause all of the conditions to the obligations of the parties under this Agreement to be satisfied on or prior to the Closing Date.

                4.10.2 CONFIDENTIALITY. Unless and until the Closing has been consummated, Acquiror shall hold, and shall cause its counsel, accountants, appraisers and agents to hold in confidence any confidential data or information made available to Acquiror in connection with this Agreement with respect to the Company. Acquiror shall use the same standard of care to protect such confidential data or information as is used to protect Acquiror's confidential information. If the transactions contemplated by this Agreement are not consummated, Acquiror shall, upon request, return or cause to be returned to Sellers all written materials and all copies thereof that were supplied to Acquiror by Sellers and that contain any such confidential data or information. These provisions are in addition to and not in lieu of the nondisclosure obligations in the agreement between the parties dated September 15, 1995.

                4.10.3 DISCLOSURE. Acquiror shall not disclose to third parties any information about, or issue any public statement or press release concerning, this Agreement or the transactions contemplated hereby except that:

                    (a) Acquiror may disclose to its lenders and others who have a need to know of the pending transaction for purposes of Acquiror's conduct of its business and the Closing, all of which persons shall be bound by this provision;

                    (b) Acquiror may disclose information as required by law (including the Securities Act or the Exchange Act) or to lenders;

                    (c) Acquiror may disclose such other information as shall have been approved in writing as to form and content by Sellers, which approval shall not be unreasonably withheld; and

                    (d) Sellers and Acquiror shall coordinate disclosure of the transactions contemplated by this Agreement to employees of the Company.

                4.10.4 ADDITIONAL INFORMATION. Acquiror shall deliver to Sellers, as soon as practicable after available, any quarterly reports on Form 10-QSB, any annual reports on Form 10-KSB, its Annual Reports to Shareholders, proxy statements and any other reports sent to stockholders or filed with the Commission.

          4.11  AGREEMENTS OF ACQUIROR AFTER THE CLOSING.

                4.11.1 LOCATION OF COMPANY. Except for exceptional circumstances, such as the Company's inability to meet its business plan, Acquiror shall take no action to move the Company from the Minneapolis area for a minimum of three (3) years after the Closing.

                4.11.2 CONTINUED EMPLOYMENT. Acquiror shall use reasonable efforts not to terminate any employee of the Company for at least ninety (90) days after the Closing Date, but shall, in the event of a termination other than for "cause", continue to pay any terminated employee's compensation through at least ninety (90) days after the Closing Date.

                4.11.3 CORPORATE SUPPORT. Acquiror will use reasonable efforts to provide corporate support to the Company for sales and marketing, and development of proprietary products.

                4.11.4 BONUS PLAN. The Company's existing employee bonus plan shall remain in effect through June 1997.

          4.12 SELLERS' AGENT. Sellers hereby appoint Kagan as Sellers' agent in connection with the transactions contemplated by this Agreement. Such Agent shall have the right to execute and deliver at the Closing, on behalf of each Seller, such closing certificates (other than certificates representing Company Stock) as may be necessary or appropriate for purposes of the Closing, and to receive delivery of certificates for the shares of Acquiror Common Stock, and to take such other actions as may be necessary or appropriate to carry out the transactions contemplated hereby.

     5.   CONDITIONS OF CLOSING.

          5.1 ACQUIROR'S CONDITIONS OF CLOSING. The obligation of Acquiror to purchase and pay for the Company Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                5.1.1 All representations and warranties of Sellers contained in this Agreement, including the Schedules hereto shall be true and correct at and as of the Closing Date, Sellers shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Acquiror shall have received a certificate of Sellers dated the Closing Date to such effect.

                5.1.2 There shall have been no material adverse change since the date of the September 30, 1996 Balance Sheet in the financial condition, business or affairs of the Company, and the Company shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and the Company's operating performance to the Closing Date shall be within the projections dated September 30, 1996, and Acquiror shall have received a certificate of Sellers dated the Closing Date to such effect.

                5.1.3 Sellers shall have delivered to Acquiror a Certificate of the Secretary of State (or other authorized officer) of the State of Minnesota certifying as of a date reasonably close to the Closing Date that the Company has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                5.1.4 Sellers shall have delivered to Acquiror a certificate of the Secretary of State (or other authorized officer) of each jurisdiction in which the Company is qualified to do business as a foreign corporation certifying as of a date reasonably close to the Closing Date that the Company has filed all required reports, paid all required fees and taxes, and is in good standing and authorized to transact business as a foreign corporation in such jurisdiction.

                5.1.5 Sellers shall have delivered the written resignations, effective on the Closing Date, of all members of the Board of Directors and all officers of the Company.

                5.1.6 Sellers shall have delivered to Acquiror certificates and other instruments representing all Company Shares, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Acquiror with the execution thereof guaranteed by a bank or trust company), or such other documentation as is legally required to evidence the transfer of all Company Shares, together with representation and warranty reasonably acceptable to Acquiror as to the unencumbered ownership of the Company Shares being acquired from each shareholder and with all other documents necessary or appropriate to validly transfer the Company Shares to Acquiror free and clear of all security interests, liens, encumbrances and adverse claims. In the event all Company Shares are not so delivered, Acquiror may, in lieu of this condition, proceed with the Closing but require that the Escrow Fund be used to pay shareholders exercising dissenters' rights for amounts in excess of $1.56 per share.

                5.1.7 All parties thereto shall have executed and delivered the Escrow Agreement to Acquiror and the Escrow Agent.

                5.1.8 Acquiror shall have received from Doherty Rumble & Butler, counsel for Sellers and the Company, an opinion, dated the Closing Date, in form and substance satisfactory to Acquiror and its counsel in the form attached hereto as EXHIBIT 5.1.8.

                5.1.9 If required by Acquiror, Arthur Andersen & Co., certified public accountants, shall have furnished to Acquiror their letter, dated the Closing Date, confirming that they are independent public accountants with respect to the Company and stating in substance that on the basis of a limited review (but not an examination in accordance with generally accepted auditing standards) consisting of a reading of the unaudited Balance Sheet and the unaudited statement of operations of the Company for the period from January 1, 1997, through the Closing Date, included in the Pre-Signing Financial Statements, a reading of any Post-Signing Financial Statements delivered to Acquiror pursuant to Section 4.2, including a reading of the minutes of the meetings of the stockholders and the Board of Directors of the Company, consultations with officers of the Company responsible for financial and accounting matters on behalf of the Company, and other specified procedures, nothing has come to their attention which in their judgment would indicate that:
(i) the Pre-Signing Financial Statements are not fairly presented in accordance with GAAP applied on a basis consistent with the audited balance sheet and the audited statement of operations of the Company as of and for the year ended December 31, 1996; and (ii) during the period from January 1, 1997, to the Closing Date, there was any material change in the capital stock or long-term debt of the Company or any material adverse change in the financial position of the Company in each case from that set forth in the latest financial statements included in the Financial Statements, or any material adverse change in the results of operations of the Company.

                5.1.10 Each of the Sellers and each person who holds long-term indebtedness of the Company (including the current portion thereof) shall have confirmed to Acquiror the amount of such indebtedness (including the current portion thereof and accrued interest as of a date not more than thirty (30) days prior to the Closing Date) as of the Closing Date, that such indebtedness is prepayable without penalty, and that the Company is not in default under such indebtedness.


                5.1.11 Neither any investigation of the Company by Acquiror, nor the Schedules attached hereto or any supplement thereto nor any other document delivered to Acquiror as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgement of Acquiror and regardless of the cause thereof, reflect in an adverse way on the Company or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

                5.1.12 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained, and any governmental approvals or consents shall have become final and not subject to appeal.

                5.1.13 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                5.1.14 As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which is unduly burdensome on Acquiror.

                5.1.15 At the time of and in conjunction with the Closing, the Company shall have distributed to its shareholders all of the MicroTherapeutics, Inc. shares owned by the Company, and all but 20,000 shares of Endocardial Solutions, Inc. owned by the Company, provided, that distributions of such shares in respect of Company Shares held by shareholders dissenting to the transactions contemplated by this Agreement shall be held in escrow pending resolution of the dissent issue.

                5.1.16 As of the Closing, the Company shall have established a strategic plan acceptable to Acquiror, including management by objective goals ("MBOs"), and an employee compensation plan.

                5.1.17 As of and through the Closing Date, the Company shall not have incurred legal expenses in connection with the transactions contemplated by this Agreement in excess of $25,000.

                5.1.18 As of and through the Closing Date, the Company shall not have incurred accounting expenses in connection with the transactions contemplated by this Agreement in excess of $12,500.

          5.2 SELLERS' CONDITIONS OF CLOSING. The obligation of Sellers to sell the Company Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                5.2.1 All representations and warranties of Acquiror contained in this Agreement shall be true and correct at and as of the Closing Date and Acquiror shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Sellers shall have received a certificate of Acquiror dated the Closing Date to such effect.

                5.2.2 On the Closing Date, except as disclosed elsewhere in this Agreement or the Exhibits or Schedules hereto, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

                5.2.3 All parties thereto shall have executed and delivered the Escrow Agreement.

                5.2.4 Acquiror shall have delivered to Sellers certificates representing the Common Stock (except for the Common Stock to be delivered to the Escrow Agent) to be issued pursuant to Section 1.2 of this Agreement, and shall have delivered to the Escrow Agent the Common Stock described in Section 1.3.

                5.2.5 Acquiror shall have delivered to Sellers a certificate of its corporate secretary certifying:

                    (a) Resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                    (b) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

                5.2.6 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained, and any governmental approvals or consents shall have become final and not subject to appeal.

                5.2.7 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                5.2.8 As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which is unduly burdensome on Sellers.

                5.2.9 At the Closing, the Company shall have delivered an Employment Agreement to Kagan in the form attached hereto as EXHIBIT 5.2.

     6.   TERMINATION AND ABANDONMENT.

          6.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by Sellers and Acquiror, but not later than the Closing:

                    (a)  By mutual consent of Acquiror and Sellers; or

                    (b) By Acquiror after February 28, 1997, if any of the conditions provided for in Section 5.1 hereof shall not have been met or waived in writing by Acquiror prior to such date; or

                    (c) By Sellers after February 28, 1997, if any of the conditions provided for in Section 5.2 hereof shall not have been met or waived in writing by Sellers prior to such date.

          6.2 PROCEDURE UPON TERMINATION. In the event of termination and/or abandonment by Acquiror or Sellers, or both, pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Acquiror or Sellers. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

                    (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

                    (b) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in this
Section 6.2, as the case may be; provided, however, that if such termination and/or abandonment is a result of the failure of any condition set forth in
Section 5.1 hereof, then Acquiror shall be entitled to recover from Sellers all out-of-pocket costs which Acquiror has incurred (including reasonable attorneys' fees, accounting fees and expenses) in connection herewith; and further provided that if such termination or abandonment is a result of the failure of any of the conditions set forth in Section 5.2 hereof, then Sellers shall be entitled to recover from Acquiror all out-of-pocket costs which Sellers have incurred (including reasonable attorneys' fees, accounting fees and expenses) in connection herewith.

     7.   INDEMNIFICATION.

          7.1 INDEMNIFICATION BY SELLERS. Upon the terms and subject to the conditions set forth in Section 7.4 and this Section 7.1, Sellers agree, jointly and severally, to indemnify and hold Acquiror and the Company harmless against, and will reimburse Acquiror (or the Company if Acquiror so requests) on demand for, any payment, loss, cost or expense (including reasonable attorneys' fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Acquiror or the Company at any time after the Closing Date in respect of:

                7.1.1 any omission, misrepresentation, breach of warranty or nonfulfillment of any term, provision, covenant or agreement on the part of Sellers contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Acquiror pursuant to this Agreement;


                7.1.2 the failure of the Company to have good and marketable title to the Business Property Rights;

                7.1.3 the failure of any or all of the computer software or the related designs, methods, inventions and know-how referred to in
Section 2.15 above to constitute trade secrets of the Company, within the meaning of all applicable laws or the failure of the Company to have taken all necessary steps required by law to protect such property as a trade secret of the Company;

                7.1.4 the failure of the Company to maintain in full compliance with the current Medical Device Act and the rules and regulations of the U.S. Food & Drug Administration or the failure of the Company to comply fully with the requirements of any other regulatory agency having jurisdiction over the Company, except to the extent that such failure would not cause a significant cost or material adverse impact on the Company; and

                7.1.5 the failure of the Company or its distributors, marketing representatives or agents to comply with all applicable laws, rules and regulations of any state or jurisdiction which the Company's services have been sold.

                7.1.6 Notwithstanding the foregoing or any other of the provisions of this Agreement, the total indemnity provided by Sellers hereunder will not in any event exceed the amount of the Escrow Fund then held in Escrow pursuant to the Escrow Agreement, so long as the Company obtains insurance acceptable to Acquiror; otherwise Kagan shall provide an additional indemnification of Two Hundred Fifty Thousand Dollars ($250,000) for a period of Thirty (30) months from the Closing Date.

          7.2 INDEMNIFICATION BY ACQUIROR. Upon the terms and subject to the conditions set forth in Section 7.4 hereof and this Section 7.2, Acquiror agrees to indemnify and hold Sellers harmless against, and will reimburse Sellers on demand for, any payment, loss, cost or expense (including reasonably attorneys' fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Sellers at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Acquiror contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Sellers pursuant to this Agreement.

          7.3 TAX INDEMNITY AND PREPARATION OF RETURNS. The following provisions shall govern the allocation of responsibility as between Acquiror and Sellers for certain tax matters following the Closing Date, provided, however, that any Tax Indemnity of the Sellers established hereunder shall be subject to the limitations described under Section 7.1 of this Agreement:

                7.3.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Acquiror shall permit Sellers to review and comment on each such Return described in the preceding sentence prior to filing. Sellers agree, jointly and severally, to indemnify and hold Acquiror and the Company harmless against, and will reimburse Acquiror (or, at Acquiror's option, the Company or an affiliate of Acquiror) for Taxes of the Company with respect to such periods within fifteen (15) days of payment by Acquiror or the Company of such Taxes to the extent such Taxes are not accrued on the Closing Balance Sheet.

                7.3.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Acquiror shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers agree, jointly and severally, to indemnify and hold Acquiror and the Company harmless against, and will reimburse Acquiror (or, at Acquiror's option, the Company or an affiliate of Acquiror) within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not accrued on the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. For purposes of this Section, in the case of any Tax credit relating to a Taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such Taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such Taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                7.3.3 Without the prior written consent of Acquiror, the Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company, Acquiror or any affiliate of Buyer.

          7.4 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under
Section 7.1, 7.2 or 7.3 hereof:

                7.4.1 Promptly after the President or Chief Financial Officer of the Indemnified Party (or if an Indemnified Party is an individual, such individual) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the President of Chief Financial Officer of the Indemnified Party (or if an Indemnified Party is an individual, such individual) first has actual knowledge of such Claim in reasonable detail, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

                7.4.2 The Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Claim if (i) the Indemnified Party fails to give the notice with respect thereto in accordance with
Section 7.4.1 hereof, or (ii) the notice with respect thereto is not given on or before the fifth anniversary of the Closing Date (except as otherwise specifically provided in this Agreement).

                7.4.3 If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 7.1, 7.2 or 7.3 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Acquiror, the Company and Sellers shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

     8.   MISCELLANEOUS.

          8.1 NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

     If to Acquiror:    Colorado MEDtech, Inc.
                        6175 Longbow Drive
                        Boulder CO  80301
                        Attention: John V. Atanasoff II

     Copy to:           Chrisman, Bynum & Johnson, P.C.
                        1900 Fifteenth Street
                        Boulder CO  80302
                        Attention: Christopher M. Hazlitt, Esq.

     If to Sellers:     Novel Biomedical, Inc.
                        13845 Industrial Park Blvd.
                        Plymouth MN  55441
                        Attention: Jonathan Kagan

     Copy to:           Doherty Rumble & Butler
                        3500 5th Street Towers
                        150 South 5th Street
                        Minneapolis, MN  55402
                        Attention: Francis Vargas, Esq.

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

          8.2   COMPLETION AND EXECUTION OF ADDITIONAL DOCUMENTS.

                8.2.1 To expedite this transaction in order to permit the Company to announce the transaction confidentially to its employees, the parties have executed this Agreement before all sections of this Agreement have been completed. Specifically, the parties acknowledge that the Exhibits and Schedules to this Agreement will not be completed at the time of execution hereof, and that the Closing shall be subject to Acquiror's review and satisfaction of such Exhibits and Schedules. The parties will use good faith and their best efforts to cooperate in the completion of such sections of this Agreement, including the Exhibits and Schedules as soon as reasonably possible.

                8.2.2 The parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Company Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Company Shares sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

          8.3 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.4 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.
No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

          8.5 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado exclusive of the conflict of law provisions thereof.

          Sellers, to the extent they may lawfully do so, hereby consent to the jurisdiction of the courts of the State of Colorado and the United States District Court for the District of Colorado, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations arising hereunder or with respect to the transactions contemplated hereby and expressly waive any and all objections they may have as to venue in any of such courts. Sellers hereby agree to accept service of process by mail.

          8.6 SURVIVAL. All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Acquiror of the consideration to be given by him hereunder and delivery by Sellers of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder.

          8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          8.8 HEADINGS. Headings of the Articles and Sections of this agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          8.9 WAIVERS. Either Acquiror or Sellers may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or
(iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.10 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

          8.11 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          8.12 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

          8.13 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

ACQUIROR:                               SELLERS:

Colorado MEDtech, Inc.                  Novel Biomedical, Inc.



By: /s/ John V. Atanasoff, II            By: /s/ Jonathan Kagan
   ---------------------------              --------------------------
   John V. Atanasoff, II                    Jonathan Kagan,
   President                                President


                                        /s/ Jonathan Kagan
                                        -------------------------------
                                        Jonathan Kagan